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                                                             Ex 99.26(i)(2)(a)


                            ADMINISTRATION AGREEMENT

          Agreement dated as of January 10, 2003 by and between State Street Bank and Trust Company, a Massachusetts trust company (the "Administrator"), and Securian Financial Group, Inc. ("Parent"), acting on behalf of itself and each of its insurance company subsidiaries listed on Schedule A hereto (each a "Company"), with respect to the separate accounts of such Companies listed on Schedule B hereto, (each, an "Account").

          WHEREAS, Parent is a Delaware Corporation; and

          WHEREAS, each Account is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, each Company has retained Advantus Capital Management, Inc. (the "Investment Adviser") to provide investment advisory services to the Company; and

          WHEREAS, Parent and each Company desires to retain the Administrator to furnish certain administrative services to the Company, and the Administrator is willing to furnish such services, on the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.   APPOINTMENT OF ADMINISTRATOR

          Parent hereby appoints the Administrator to act as administrator with respect to the Parent and each Company for purposes of providing certain administrative services for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services stated herein.

          Each Company will initially have the Accounts listed in Schedule B to this Agreement. In the event that a Company establishes one or more additional Accounts ("New Accounts") or Parent wishes to add to this agreement one or more additional companies ("New Company") with respect to which it wishes to retain the Administrator to act as administrator hereunder, the Company, or Parent in the case of a New Company, shall notify the Administrator in writing. Upon written acceptance by the Administrator, such New Accounts or New Company shall become subject to the provisions of this Agreement to the same extent as the existing Accounts and Companies, except to the extent that such provisions (including those relating to the compensation and expenses payable by the Company) may be modified with respect to each additional New Account or New Company in writing by the Company and the Administrator at the time of the addition of the New Account or New Company. Administrator agrees that it will accept additional Accounts provided that (1) the types of securities held by such Accounts, and (2) the

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services to be provided by Administrator hereunder, are substantially the same as the types of securities and services relating to the existing Accounts.

2.   DELIVERY OF DOCUMENTS

          Each Company will promptly deliver to the Administrator copies of each of the following documents and all future amendments and supplements, if any:

          a. Each Account's currently effective registration statement under the Securities Act of 1933, as amended (the "1933 Act") (if such registration is required), and the 1940 Act and each Account's Prospectus(es) and Statement(s) of Additional Information relating to all Classes and all amendments and supplements thereto as in effect from time to time;

          b. Such other certificates, documents or opinions which the Administrator may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.   REPRESENTATIONS AND WARRANTIES OF THE ADMINISTRATOR

          The Administrator represents and warrants to the Parent and each Company that:

          a. It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

          b. It has the corporate power and authority to carry on its business in The Commonwealth of Massachusetts;

          c. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

          d. No legal or administrative proceedings have been instituted or threatened which would impair the Administrator's ability to perform its duties and obligations under this Agreement; and

          e. Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          Parent, on behalf of itself and each Company represents and warrants to the Administrator that:


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          a.   It is a corporation, duly organized, existing and in good
               standing under the laws of the State of Delaware;

          b. Each Company is a corporation, duly organized, existing and in good standing under the laws of its state of organization;

          c. It has the requisite power and authority to enter into this Agreement on behalf of each Company; it has taken all requisite action necessary and secured all requisite approvals and consents (including but not limited to any required from each Company) to appoint Administrator as administrator for each Company; and this Agreement constitutes a legal, valid and binding obligation of each Company, enforceable in accordance with its terms; and

          d. It has the corporate power and authority under applicable laws and by its charter and by-laws to enter into and perform this Agreement;

          e. All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

          f. Each Account is either an investment company properly registered under the 1940 Act or exempt from such registration requirement;

          g. With respect to each Account for which such registration is required, a registration statement under the 1933 Act and the 1940 Act has been filed and will be effective and remain effective during the term of this Agreement. The Parent also warrants to the Administrator that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which each Company offers or sells interests in the Accounts have been made;

          h. No legal or administrative proceedings have been instituted or threatened which would impair the Parent's or any Company's ability to perform its duties and obligations under this Agreement;

          i. Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Parent or any Company or any law or regulation applicable to it.

5.   ADMINISTRATION SERVICES

          5.1. SERVICES. The Administrator shall provide the following services, in each case, subject to the control, supervision and direction of the Company and the review and comment by the Company's auditors and legal counsel and in accordance with procedures which may be established from time to time between the Company and the Administrator:


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          a.   Prepare for review and approval by officers of the Company financial information for the Accounts' semi-annual and annual reports;

          b.   Provide other services and records as agreed upon by the parties.

The Administrator shall provide the office facilities and the personnel required by it to perform the services contemplated herein.

          5.2 MAINTENANCE OF EQUIPMENT, PROCEDURES AND PROGRAMS. Administrator agrees that it will maintain:

          a. Computer and other equipment necessary or appropriate to carry out its obligations under this Agreement;

          b. Commercially reasonable procedures and systems to safeguard from loss or damage attributable to fire, theft or any other cause the records and other data of Company; and

          c. Commercially reasonable business continuation programs and disaster recovery plans.

          5.3 TRAINING. In the event that Administrator develops remote look-up capabilities related to its services provided under this Agreement, Administrator agrees that it will, upon request from Company, provide training to Company's oversight personnel necessary to assist Company to view its fund administration records maintained by the Administrator.

6.   FEES; EXPENSES; EXPENSE REIMBURSEMENT

          The Administrator shall receive from the Companies such compensation for the Administrator's services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties and initially set forth in the separate fee schedule described on Schedule C attached to this Agreement. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement. In addition, each Company shall reimburse the Administrator for its out-of-pocket costs incurred in connection with this Agreement.

          The Companies agrees promptly to reimburse the Administrator for any equipment and supplies specially ordered by or for a Company through the Administrator and for any other expenses not contemplated by this Agreement that the Administrator may incur on the Company's behalf at the Company's request or with the Company's consent provided Administrator provides Company advance written notice detailing the equipment, supplies or expense and the anticipated costs.


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          Each Company will bear all expenses that are incurred in its operation and not specifically assumed by the Administrator. Expenses to be borne by the Company, include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel's review of the Company's registration statement, proxy materials, federal and state tax qualification as a regulated investment company and other reports and materials prepared by the Administrator under this Agreement); cost of any services contracted for by the Company directly from parties other than the Administrator; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Company; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation, printing and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Company; costs incidental to the preparation, printing and distribution of the Company's registration statements and any amendments thereto and shareholder reports; cost of typesetting and printing of prospectuses; cost of preparation and filing of the Company's tax returns, Form N-1A, N-2, N-4 or N-6 and Form N-SAR, and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; fidelity bond and directors' and officers' liability insurance; and cost of independent pricing services used in computing the Company's net asset value.

          The Administrator is authorized to and may employ or associate with such person or persons as the Administrator may deem desirable to assist it in performing its duties under this Agreement; provided, however, that the compensation of such person or persons shall be paid for solely by the Administrator and that the Administrator shall be as fully responsible to the Company for the acts and omissions of any such person or persons as it is for its own acts and omissions, and further provided Administrator provides advance written notice of its intent to do so.

7.   PROPER INSTRUCTIONS.

          "PROPER INSTRUCTIONS" means a writing signed or initialed by one or more of such persons as Company shall have from time to time authorized. Each such writing shall set forth the specific transaction or type of transaction involved, including a specific statement of the purpose for which such action is requested. Oral instructions will be considered Proper Instructions if Administrator reasonably believes them to have been given by a person authorized to give such instructions with respect to the transaction involved. Company shall cause all oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices, provided that Company and Administrator agree to security procedures. Company will deliver to Administrator, on or prior to the date hereof and thereafter from time to time as changes therein are necessary, Proper Instructions naming one or more designated representatives to give Proper Instructions in the name and on behalf of Company, which Proper Instructions may be received and accepted by Administrator as conclusive evidence of the authority of any designated representative to act for


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Company and may be considered to be in full force and effect until receipt by
Administrator of notice to the contrary. Unless such Proper Instructions delegating authority to any person to give Proper Instructions specifically limit such authority to specific matters or require that the approval of anyone else will first have been obtained, Administrator will be under no obligation to inquire into the right of such person, acting alone, to give any Proper Instructions whatsoever. If Company fails to provide Administrator any such Proper Instructions naming designated representatives, any instructions received by Administrator from a person reasonably believed to be an appropriate representative of Company will constitute valid Proper Instructions hereunder. The term "designated representative" may include Company's employees and agents, including investment managers and their employees. Company will provide upon Administrator's request a certificate signed by an officer or designated representative of Company, as conclusive proof of any fact or matter required to be ascertained from Company hereunder. Company will also provide Administrator Proper Instructions with respect to any matter concerning this Agreement requested by Administrator. If Administrator reasonably believes that it could not prudently act according to the Proper Instructions, or the instruction or advice of Company's accountants or counsel, it may in its discretion, with notice to Company, refrain from acting in accordance therewith.

8.   INSTRUCTIONS AND ADVICE

          At any time, the Administrator may apply to any officer of the Company for Proper Instructions and may consult with its own legal counsel at the expense of the Administrator or outside counsel for the Company or the independent accountants for the Company at the expense of the Company, with respect to any matter arising in connection with the services to be performed by the Administrator under this Agreement. The Administrator shall not be liable, and shall be indemnified by the Company, for any action taken or omitted by it in good faith in reliance upon any such Proper Instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. The Administrator shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Company. Nothing in this paragraph shall be construed as imposing upon the Administrator any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

9.   LIMITATION OF LIABILITY AND INDEMNIFICATION

          9.1 LIMITATION OF LIABILITY OF ADMINISTRATOR. The Administrator shall be responsible for the performance of only such duties as are set forth in this Agreement and, except as otherwise provided under Section 6, shall have no responsibility for the actions or activities of any other party, including other service providers. The Administrator shall have no liability in respect of any loss, damage or expense suffered by the Company insofar as such loss, damage or expense arises from the performance of the Administrator's duties hereunder in reliance upon records that were maintained for the Company by entities other than the Administrator prior to the Administrator's appointment as administrator for the Company. The Administrator shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from


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the gross negligence or willful misconduct of the Administrator, its officers or employees. The Administrator shall not be liable for any special, indirect, incidental, or consequential damages of any kind whatsoever (including, without limitation, attorneys' fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder. In any event, the Administrator's cumulative liability for each calendar year (a "Liability Period") with respect to the Company under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned with respect to the Company and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company including, but not limited to, any liability relating to qualification of the Company as a regulated investment company or any liability relating to the Company's compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. "Compensation
Period" shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Administrator's liability for that period have occurred. Notwithstanding the foregoing, the Compensation
Period for purposes of calculating the annual cumulative liability of the Administrator for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2003 shall be the date of this Agreement through December 31, 2003 on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2004 and terminating on December 31, 2004 shall be January 1, 2004 through December 31, 2004.

          Each Company shall indemnify and hold the Administrator harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel (including disbursements), incurred by the Administrator resulting from any claim, demand, action or suit in connection with the Administrator's acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Company, provided that this indemnification shall not apply to actions or omissions of the Administrator, its officers or employees in cases of its or their own gross negligence or willful misconduct.

          9.2 OTHER LIMITATIONS.

          a. Neither party shall be liable to the other for consequential, special or punitive damages.

          b. The Administrator shall not be responsible or liable for the failure or delay in performance of its obligations hereunder, or those of any entity for which it is responsible hereunder, arising out of or caused, directly or indirectly, by circumstances beyond the affected entity's reasonable control, including, without limitation: any interruption, loss or malfunction of any utility, transportation, computer (hardware or software) or communication service; inability to obtain labor, material, equipment or transportation, or a delay in mails; governmental or exchange action, statute, ordinance, rulings, regulations or direction; war, strike, riot, emergency, civil disturbance, terrorism, vandalism, explosions, labor disputes, freezes, floods, fires, tornadoes, acts of God or public enemy, revolutions, or insurrection.


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          9.3 SURVIVAL. The indemnifications contained herein shall survive the termination of this Agreement.

10.  CONFIDENTIALITY

          The Administrator agrees that, except as otherwise required by law or in connection with any required disclosure to a banking or other regulatory authority, it will keep confidential all records and information in its possession relating to the Company, its Accounts, or its shareholders or shareholder accounts and will not disclose the same to any person except at the request or with the written consent of the Company.

11.  COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

          Each Company assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it or its Accounts.

          The Administrator agrees that all records which it maintains for the Company shall at all times remain the property of the Company, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request. The Administrator further agrees that all records which it maintains for the Company pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above.

          At Company's expense at an hourly rate per Administrator employee as agreed in the fee schedule referenced in Section 6 below, Administrator will also provide reasonable assistance to Company's oversight personnel, and reasonable access to Administrator's offices by such personnel, for the purpose of auditing Administrator's performance of its duties hereunder, including the systems, disclosure controls and procedures implemented by Administrator, but only as they relate to Company.

12.  SERVICES NOT EXCLUSIVE

          The services of the Administrator to the Company are not to be deemed exclusive, and the Administrator shall be free to render similar services to others. The Administrator shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

13.  TERM AND TERMINATION

          13.1 TERM. This Agreement shall remain in full force and effect for an initial term of three (3) years, and thereafter may be renewed for two successive one (1) year terms upon


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consent by both parties. Thereafter, this Agreement shall automatically continue in full force and effect for subsequent one (1) year terms unless either party terminates this Agreement.

          13.2 TERMINATION. This Agreement may be terminated without penalty in accordance with the following:

          a. Either party may terminate this Agreement at the end of the initial term or any subsequent term by providing written notice of termination to the other party at least one hundred eighty
               (180) days' prior to the end of such term. Notwithstanding the preceding sentence, Administrator agrees that it will not terminate this agreement at the end of the initial term solely due to economic considerations relating to the fee schedule agreed to by the parties.

          b. In addition, either party may terminate this Agreement at any time if any of the following events occur:

               1) In the case of a material breach of any obligation under this Agreement by the other party. The non-breaching party shall give written notice to the breaching party specifying the nature of the breach. If the breaching party fails to cure such breach within ninety (90) days after its receipt of written notice, or if such breach cannot be cured within ninety (90) days with reasonable efforts then within a reasonable time after receipt of such notice (provided, however, that the defaulting party promptly commences and diligently pursues efforts to cure), the non-breaching party shall have the right to terminate this Agreement by written notice to the breaching party specifying the date of termination, which shall be not less than ninety (90) days thereafter; or

               2) In the case of four (4) material breaches of any obligation or obligations under this Agreement by the other party during any consecutive twelve-month period, whether or not such breaches are cured as contemplated in Section 13.2(b)(1). The non-breaching party shall have the right to terminate this Agreement within thirty (30) days after the occurrence of the fourth material breach by written notice to the breaching party specifying the date of termination, which shall be not less than sixty (60) days thereafter; or

               3) The other party makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due; or a trustee, receiver or liquidator of such other party or of any substantial part of its assets is appointed, and if appointed in a proceeding brought against such other party, such other party approves, consents to or acquiesces in such appointment, or such trustee, receiver or liquidator is not discharged within sixty (60)


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                    days; or any proceedings are commenced by or against such
                    other party under any bankruptcy, reorganization, dissolution, liquidation or supervision law or statute of the United States government or any state government; or

               4) In the event a Company or an Account is liquidated or agrees to merge with another insurance company or Account and will not be the surviving entity. A Company shall be entitled to terminate this Agreement as to itself if such Company is the entity to be liquidated or merged, or as to such Account if an Account is to be liquidated or merged, upon one hundred eighty (180) days prior written notice to the Administrator. Termination of this Agreement with respect to any given Company or Account shall in no way affect the continued validity of this Agreement with respect to any other Account; or

               5) Termination of the separate Investment Accounting Agreement between Administrator and the Parent. Unless the parties agree otherwise, this Agreement shall terminate automatically upon the date that such Investment Accounting Agreement is terminated.

Neither party shall have any liability to the other party as a result of a termination of this Agreement pursuant to clause (1), (2), (3), (4) or (5) above or with respect to the unexpired portion of the then-current term of this Agreement, provided, however, that all rights, obligations and liabilities arising or accruing under this Agreement prior to the effective date of termination shall survive such termination.

          13.3 ACTIONS UPON TERMINATION. Upon termination of this Agreement, the parties agree that:

          a. Companies shall pay to the Administrator such compensation and any reimbursable expenses as may be due under the terms hereof as of the date of such termination, including reasonable out-of-pocket expenses associated with such termination.

          b. Companies will designate a successor (which may be a Company) by Proper Instruction to Administrator; and

          c. Administrator will, upon payment of all sums due to it from Companies hereunder, deliver all accounts and records and other properties of Companies to the successor, or, if none, to Companies, at the Administrator's office. Records maintained in electronic form on the Administrator's systems will be delivered in machine readable form.


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          In the event that accounts, records or other properties remain in the possession of the Administrator after the date of termination hereof for any reason other than Administrator's failure to deliver the same, Administrator is entitled to compensation for storage thereof during such period, and shall be entitled to destroy the same if not removed by Companies within thirty (30) days after written demand.

14.  NOTICES

          Any notice or other communication authorized or required by this Agreement to be given to either party shall be in writing and deemed to have been given when delivered in person or by confirmed facsimile, or posted by certified mail, return receipt requested, to the following address (or such other address as a party may specify by written notice to the other):

if to the Company:

     Securian Financial Group, Inc.
     400 Robert Street North
     St. Paul, Minnesota 55101-2098
     Attn: General Counsel
     fax: 651-665-3853

if to the Administrator:

     State Street Bank and Trust Company
     801 Pennsylvania
     Kansas City, MO 64105
     Attn: Senior Vice President, Insurance Services
     Fax: 816-871-9012

15.  ASSIGNMENT

          This Agreement shall not be assigned by either party hereto without the prior consent in writing of the other party, except that the Administrator may assign this Agreement to a successor of all or a substantial portion of its business, or to a party controlling, controlled by or under common control with the Administrator. Administrator shall have the right to delegate and sub-contract for the performance of any or all of its duties hereunder, provided that Administrator shall remain responsible for the performance of such duties and all the terms and conditions hereof shall continue to apply as though Administrator performed such duties itself, and further provided that Administrator provides prior notice of such sub-contract to Company.


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16.  COUNTERPARTS

          This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute but one and the same Agreement.

17.  ENTIRE AGREEMENT

          This Agreement and the attached schedules contain the entire understanding between the parties hereto with respect to the subject matter hereof and supersede all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

18.  WAIVER

          The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

19.  SEVERABILITY

          If any provision of this Agreement is invalid or unenforceable, the balance of the Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance it shall nevertheless remain applicable to all other persons and circumstances.

20.  GOVERNING LAW

          This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

21.  REPRODUCTION OF DOCUMENTS

          This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

22.  EACH COMPANY A SEPARATE PARTY

          Each Company is a separate party to this Agreement, and no Company shall be liable for the obligations of any other Company hereunder. Each Account will be regarded for all


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purposes hereunder as a separate party apart from each other Account. Unless the context otherwise requires, with respect to every transaction covered hereby, every reference herein to Account is deemed to relate solely to the particular Account to which such transaction relates. Under no circumstances will the rights, obligations or remedies with respect to a particular Account constitute a right, obligation or remedy applicable to any other Account. The use of this single document to memorialize the separate agreement as to each Company and its Accounts is understood to be for clerical convenience only and will not constitute any basis for joining the Accounts for any reason. Notwithstanding the foregoing provisions, Parent shall be jointly and severally liable for all obligations of any Company hereunder.

23.  AMENDMENT

          This Agreement may be modified or amended from time to time by mutual written agreement signed by the parties hereto.


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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

                                         SECURIAN FINANCIAL GROUP, INC., ON
                                         BEHALF OF ITSELF AND EACH OF ITS
                                         SUBSIDIARIES LISTED ON SCHEDULE A


                                         By:
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------


                                         STATE STREET BANK AND TRUST COMPANY


                                         By:
                                             -----------------------------------
                                         Name:
                                               ---------------------------------
                                         Title:
                                                --------------------------------


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ADMINISTRATION AGREEMENT

                                   SCHEDULE A
                                LIST OF COMPANIES

                        Minnesota Life Insurance Company


                                       15

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ADMINISTRATION AGREEMENT

                                   SCHEDULE B

                               LISTING OF ACCOUNTS

VUL Account I
VUL Account II
Aggregate Bond
American Century Target 2005
American Century Target 2010
American Century Target 2015
American Century Target 2020
American Century Target 2025
Deutsche Bank Small Cap Index- VUL Account I
Deutsche Bank Small Cap Index- VUL Account II
Domestic Biotechnology
Emerging Enterprises
Fidelity Asset Manager: Growth
Fidelity Contrafund
Fidelity OTC
Fidelity VIP Equity - Income - Service Class Shares- VUL Account I
Fidelity VIP Equity - Income - Service Class Shares- VUL Account II
Fidelity VIP High Income - Service Class Shares- VUL Account I
Fidelity VIP High Income - Service Class Shares- VUL Account II
Fidelity VIP II Contrafund - Service Class Shares- VUL Account I
Fidelity VIP II Contrafund - Service Class Shares- VUL Account II
Group Variable Universal Life Account
High Yield Bond I
International Blend
International Core I
International Growth
International Value
Janus Aspen Capital Appreciation Portfolio - Service Class Shares- VUL Account I Janus Aspen Capital Appreciation Portfolio - Service Class Shares- VUL
   Account II
Janus Aspen International Growth Portfolio - Service Class Shares- VUL Account I Janus Aspen International Growth Portfolio - Service Class Shares- VUL
   Account II
Large Equity I
Large Equity II
Large Equity Index I
Large Equity IV
Large Equity V
Large Equity VI
Large Growth Equity I
Large Growth Equity II
Large Growth Equity III
Large Growth Equity Index I
Large Growth Equity Index II
Large Growth Equity V


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Large Growth Equity VI
Large Value Equity I
Large Value Equity II
Large Value Equity III
Large Value Equity Index I
Large Value Equity IV
Large Value Equity VII
LifeStrategy I
LifeStrategy II
LifeStrategy III
Long-Term Corporate Bond
Managed I
Managed II
Managed III
Managed IV
Minnesota Life Universal Life Account II
Minnesota Life Variable Life Account
Minnesota Life Variable Universal Life Account
Minnesota Life Variable Universal Life Account IV
Money Market
Mortgage
Multicap Growth Equity I
Multicap Growth Equity II
Real Estate
Short-Term Bond
Small Equity I
Small Equity II
Small Equity III
Small Equity Index I
Small Equity IV
Small Growth Equity II
Small Growth Equity III
Small Growth Equity V
Small Growth Equity VI
Small Growth Equity VII
Small Growth Equity VIII
Small Value Equity I
Small Value Equity III
Small Value Equity IV
University Separate Account
US Technology
Vanguard Extended Market Index Fund - Admiral
Vanguard GNMA - Admiral
Vanguard Institutional Index
Vanguard International Value
Vanguard Long Term Corporate - Admiral
Vanguard Prime Money Market
Vanguard Total Int'l Stock Index Fund
Vanguard US Treasury Money Market
Vanguard Wellington - Admiral


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Vanguard Windsor II - Admiral
Variable Annuity Account
Variable Fund D
Variable Universal Life Account III
Variable Universal Life Account V


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                                   SCHEDULE C
                                  FEE SCHEDULE
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                    Account                           Authorized Shares